Exhibit 5.2

November 24, 2015	Barristers & Solicitors / Patent & Trade-mark Agents

Canadian Pacific Railway Limited 7550 Ogden Dale Road S.E. Calgary, AB Canada T2C 4X9	Norton Rose Fulbright Canada LLP
400 3rd Avenue SW, Suite 3700
Calgary, Alberta T2P 4H2 CANADA

F: +1 403.264.5973
nortonrosefulbright.com

Dear Sirs/Mesdames:

Debt Securities of Canadian Pacific Railway Company

We act in Canada for Canadian Pacific Railway Limited, a corporation incorporated under the laws of Canada (CPRL) and parent of Canadian Pacific Railway Company, a corporation incorporated under the laws of Canada, (the Company). This opinion is being delivered to you in connection with the joint Registration Statement on Form F-3 (the Registration Statement) filed by CPRL and the Company with the Securities and Exchange Commission (the Commission) on November 24, 2015. The Registration Statement relates to (a) the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the Securities Act), of up to an aggregate offering price of US$1,200,000,000 of the Company’s debt securities (Debt Securities) and (b) the full and unconditional guarantee by CPRL of the Company’s payment obligations with respect to the Debt Securities (the Guarantee). The Debt Securities are to be issued under, and the Guarantee is provided for in, a trust indenture entered into between the Company and Wells Fargo Bank, National Association, as trustee on September 11, 2015, as supplemented from time to time (the Indenture).

As such counsel, we have reviewed, but did not participate in the preparation of (i) the Registration Statement, and (ii) the Indenture, and, where applicable, have examined executed copies of such documents.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records of corporate proceedings and certificates of the Company and such other material as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, conformed, notarial or true copies, or telecopies or reproductions.

We have relied upon the certificates referred to above with respect to the accuracy of the factual matters contained therein; while we have not performed any independent check or verification of such factual matters, nothing has come to our attention during our participation with respect to the Registration Statement which leads us to believe such certificates are incorrect. We have also assumed that the Guarantee is enforceable by holders, owners, annuitants and beneficiaries of the Debt Securities despite the fact that such persons are not party to the Indenture.

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

November 24, 2015

The Indenture is expressed to be governed by the laws of the State of New York (New York Law). We have not considered the legal effect of the terms of the Indenture under New York Law, we have made no investigation into such law as a basis for the opinions expressed herein and we do not express any opinion relating to the Indenture under New York Law. This opinion is rendered solely with respect to the laws of the province of Alberta and the federal laws of Canada applicable therein.

For the purpose of the opinions expressed in paragraph 1, we have relied on a certificate of compliance issued by Industry Canada with respect to CPRL and the Company. We have also assumed that the certificate of compliance continues to be accurate as of the date hereof.

Based on and subject to the foregoing, we are of the opinion that:

1	CPRL and the Company have been duly organized and are validly existing as corporations under the Canada Business Corporations Act.

2	CPRL and the Company have the corporate power and capacity to enter into and perform their obligations under the Indenture.

3	The Indenture has been duly authorized by CPRL and the Company.

4	In the event that the Indenture is sought to be enforced in any action or proceeding in Alberta in accordance with the laws applicable to the Indenture as chosen by the parties, namely New York Law, a court of competent jurisdiction in the Province of Alberta (an Alberta Court) would, in the manner and subject to the limitations set out in paragraph 6 below, recognize such choice of law provided that such choice is bona fide (that is, that it was not made with a view to avoiding the consequences of the laws of any other jurisdiction) and legal, and it is not contrary to public policy, as that term is applied by an Alberta Court. In our opinion, there are no reasons under the laws of the Province Alberta or the federal laws of Canada applicable therein for failing to recognize the choice of New York Law to govern the Indenture.

5	An Alberta Court (A) would recognize the jurisdiction of any federal or state court in the State of New York of competent jurisdiction (a New York Court) that renders a judgment that is valid and enforceable under New York Law, and (B) would give effect to the provisions in the Indenture whereby the Company submits to the non-exclusive jurisdiction of a New York Court and provided that the provisions of the Indenture respecting service of process on the Company are duly complied with.

6	If the Indenture is sought to be enforced in the Province of Alberta in accordance with the laws applicable thereto as chosen by the parties, namely New York Law, an Alberta Court would, subject to paragraph 4 above and to the extent specifically pleaded, recognize the choice of New York Law and, upon appropriate expert evidence as to such law being adduced, apply such law to all substantive issues that under the conflict of laws rules of the Province of Alberta are to be determined in accordance with the proper or general law of a contract, provided that none of the provisions of the Indenture or of New York Law, are contrary to public policy as that term is applied by an Alberta Court, illegal or not bona fide; provided that, in matters of procedure, the laws of the Province of Alberta will be applied, and an Alberta Court will retain discretion to decline to hear such action if it is contrary to public policy, as that term is applied by an Alberta Court, for it to do so, or if it is not the proper forum to hear such an action, or if concurrent proceedings are being brought elsewhere. In our opinion, there are no reasons under the laws of the Province of Alberta or the federal laws of Canada applicable therein and no reasons, to our knowledge, with respect to the application of New York Law by an Alberta Court, for avoiding enforcement of the Indenture, based on public policy, as that term is applied by an Alberta Court.

November 24, 2015

7	An Alberta Court would give a judgment based upon a final and conclusive in personam judgment of a New York Court obtained against the Company with respect to a claim arising out of the Indenture or the Guarantee without reconsideration of the merits, provided that it is valid and enforceable under New York Law for a sum certain (except that under the Currency Act (Canada), an Alberta Court may only give judgment in Canadian dollars) if: (A) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy as such term is applied by an Alberta Court, or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada); (B) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws or other laws of a public nature; (C) the action to enforce such judgment is commenced within applicable limitation periods; (D) a court rendering such judgment had jurisdiction over the judgment debtor as recognized by the courts of the Province of Alberta (in our opinion, submission under the provisions of the Indenture to the jurisdiction of a New York Court will be sufficient for this purpose) and the judgment debtor was properly served in the action leading to such judgment; and (E) no new admissible evidence relevant to the action is discovered prior to rendering of judgment by the court in the Province of Alberta. In our opinion, there are no reasons under the laws of the Province of Alberta or the federal laws of Canada applicable therein for avoiding recognition of judgments of a New York Court under the Indenture based on public policy, as that term is applied by an Alberta Court.

Our opinions in paragraph 4, 5, 6 and 7 above relating to enforceability, as applicable, and our opinion in paragraph 7 above relating to a final and conclusive in personam judgment for a sum certain of a New York Court are subject to the following limitations and qualifications:

(a)	enforceability may be limited by bankruptcy, insolvency, limitations of action, reorganization, moratorium or other laws of general application now or hereafter in effect relating to or affecting the rights of creditors;

(b)	enforceability may be limited by general principles of equity, including the limitation that the grant of equitable remedies, including specific performance, is discretionary and may not be available;

(c)	enforcement of the rights to indemnity and contribution may be limited by applicable law and may or may not be ordered by a court on the grounds of public policy;

(d)	enforcement is subject to the equitable or statutory powers of the courts to stay proceedings before them and execution of judgments;

(e)	enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of such document would be determined only in the discretion of the court;

(f)	under the Currency Act (Canada), an Alberta Court may only give judgment in Canadian dollars; and

(g)	interest payable on a judgment debt may be limited by the provisions of the Interest Act (Canada) and the Judgment Interest Act (Alberta).

November 24, 2015

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to this opinion under the captions Legal Matters and Enforceability of Civil Liabilities and to the reference to our firm name under the captions Legal Matters and Enforceability of Civil Liabilities in the prospectus filed as part of the Registration Statement for the registration of the Debt Securities and the Guarantee. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required by the Securities Act.

Yours truly,

/s/ Norton Rose Fulbright Canada LLP

NORTON ROSE FULBRIGHT CANADA LLP

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